EXHIBIT 99.2

May 12, 2009

Mr. Cary J. Corkin	Mr. Charles R. Valade
Chairman of the Board	President and Chief Executive Officer
CNB Financial Corp.	CNB Financial Corp.
c/o The Entwistle Company	33 Waldo Street
6 Bigelow Street	P.O. Box 830 Worcester, MA 01613-0830
Hudson, MA 01749

Dear Messrs. Corkin and Valade:

We read the recent press release which announced that CNB Financial Corp. (“CNB”) had entered into an Agreement and Plan of Merger with Berkshire Hills Bancorp, Inc. (“Berkshire”). As you know, United Financial Bancorp, Inc. (“United”) was keenly interested in a strategic combination of our two companies and we were, naturally, disappointed to see the announcement.  Despite that disappointment, we continue to believe that a combination of United Financial Bancorp, Inc. and CNB Financial Corp. would be in the best interests of both companies’ shareholders, customers, employees and the communities which we serve.  As such, we are hereby providing you and your board of directors with this proposal of combination whereby each outstanding share of the Company’s common stock would be converted into the right to receive consideration of $10.00 per share, or approximately $22.8 million in aggregate based on 2,283,208 shares of Company common stock outstanding.   We believe this is a superior proposal to your current agreement for the following reasons:

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Premium to Current Offer.  The price per share represents a 17% premium over the price in your current agreement. Our proposed price is 117% of CNB’s tangible book value versus 99% in the Berkshire offer.

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Consideration Choice.  In light of current economic conditions, we believe the financial terms of the proposal would provide CNB shareholders maximum investment flexibility.  Accordingly, United’s proposal would allow your shareholders to choose between stock and cash, so long as the total cash consideration paid by United did not exceed 50% of the total consideration paid.  United has sufficient cash on hand and no financing contingency is required.

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Strong Pro Forma Franchise.  United will retain more of the CNB franchise and culture.  We will retain the current CNB branch network as the foundation of our future expansion in to the Worcester market and we do not anticipate any branch closings.  Further, our pricing is based on achieving an estimated 15% cost saves as compared to Berkshire’s stated need to reduce CNB expenses by 25% in order to achieve its desired economic return.  This means that more of the employees and officers, more of the operations and more of the CNB culture will be retained under our proposal. As you know from our previous discussions, retaining CNB’s senior management and lending staff is central to our vision of the future of our combined franchise. We believe that retaining the strengths of CNB in combination with the strengths of United will produce a financial institution capable of providing outstanding customer service in our respective communities.

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Superior Capital Position.  Currently, United’s capital position is strong, as evidenced by our tangible common equity to tangible asset ratio of approximately 17.5%.  Upon completion of the transaction, our combined companies will continue to have a strong pro forma capital position.  Based on recently published information, your current agreement will result in a company with an estimated pro forma tangible common equity to tangible asset ratio of approximately 7.5% as compared to our proposed transaction that will result in a combined company with a tangible common equity to tangible asset ratio of approximately 12.9%.  Higher capital means having a greater cushion to withstand any further downturn in the economy and a greater capability to maintain or increase our dividends, as well as the potential to further increase our competitive strength through organic growth as well as additional acquisitions.  In addition, Berkshire has announced plans to repay its TARP proceeds and raise additional capital through its shelf registration which will dilute existing shareholder interests.

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Potential Capital Appreciation Upside.  A combination with United will provide greater upside potential to your shareholders.  As you know, United raised capital in a second step conversion in December 2007 which produced an extraordinarily strong balance sheet.  While a combination with CNB will reduce our capital ratios somewhat, we believe that our stock remains “under valued” by the market, particularly in comparison with Berkshire.  For instance, while the return on average assets for Berkshire and United were comparable over the last twelve months, our stock, as of April 29, 2009 (day before merger announcement),  traded at approximately 104% of tangible book value as compared to Berkshire which traded at approximately 146% of tangible book value. Arguably, that fully priced multiple for Berkshire reduces upside potential for the future.  Our stock was recently rated a “Buy” by analysts at Sterne, Agee and Leach Inc. and Stifel Nicolaus & Company, Inc.

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Operating Flexibility.  A combination with United will provide CNB more operating flexibility.  As you know, we did not participate in the TARP program as our bank has sufficient capital and liquidity to meet our current and future needs.  As a result, our company is not hampered by government restrictions on payment of dividends, stock repurchases, and executive compensation.  It is unknown at this point whether the Treasury and federal regulators will look favorably on requests to repurchase TARP securities and eliminate operating restrictions.

If our proposal is acceptable, we would execute with CNB substantially the same Agreement and Plan of Merger that CNB currently has in place, with the appropriate changes for price per share and form of consideration as outlined above. As you know, we conducted extensive due diligence in December and prior to executing a definitive agreement we would only need to update that due diligence.  Assuming we can assemble our team immediately, we anticipate that we can be completed in no more than one week’s time from obtaining your permission to proceed.  Although we executed a Non-Disclosure Agreement (NDA) on November 7, 2008, which we believe is still in effect, we would be happy to execute another NDA before beginning due diligence if you and your counsel believe that to be appropriate.

We hope that you and the entire Board of Directors agree that our proposal represents a superior proposal to CNB’s current agreement.  Please be advised, however, that this proposal will expire at noon, May 20th, 2009.  Please feel free to contact me at (413) 787-1207 or our counsel, Douglas Faucette of Locke Lord Bissell & Liddell LLP, at (202) 220-6961 with any comments or questions you may have.  We look forward to hearing from you.

Very truly yours,

/s/ Richard B. Collins

Richard B. Collins
President and Chief Executive Officer

ACCEPTED AND AGREED TO BY:

CNB Financial Corp.

By:      ____________________
Title:         _______________________
Date:         _______________________